INVESTMENT MANAGER AGREEMENT AMENDMENT

This AMENDMENT AGREEMENT is made as of August 25, 2020, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”), and AllFinancial Partners II, LLC, a limited liability company organized under the laws of the state of Delaware (the “Investment Manager”), with respect to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”):

WHEREAS, the Adviser and the Investment Manager entered into an Investment Manager Agreement dated June 20, 2014, as amended from time to time (the “Agreement”);

WHEREAS, the Adviser and the Investment Manager wish to amend the Agreement in accordance with Article 8.1 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Investment Manager agree as follows:

1. The following provisions are added to Article 2.1 of the Agreement:

(k) The Investment Manager represents and warrants that, in connection with this agreement, it will not purchase any securities or financial instruments issued by, or otherwise engage in any transactions with, any country, entity, or individual that (i) is included on any list of blocked countries, entities, or individuals maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) is otherwise a subject of economic sanctions administered and enforced by the Department of Treasury, which may be amended from time to time. Pursuant to this representation, the Investment Manager is instituting practices to ensure that any potential OFAC exposure is identified. The Investment Manager also agrees to implement promptly any instruction from the Adviser to prohibit or terminate any investment in a country or with a certain entity, to enable compliance with OFAC sanctions or recent Department of Treasury actions.

(l) On an annual basis the Investment Manager will certify to the Adviser that the representations in Section 2.1(k) are true and correct.

2. This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but so that such counterparts shall constitute one and the same Amendment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	e-SIGNed by Anthony Sozio on 10-21-2020

Name:

Title:

ALLFINANCIAL PARTNERS II, LLC

By:

Name:	ALAN GOLDBERGER

Title:	CCO, CPA, CFO